EXHIBIT 12

                               RJR NABISCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/
            DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS
                              BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                          ------------------------------------------
                                                           1994     1993     1992     1991     1990
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges:
  Income (loss) from continuing operations..............  $  762   $   (4)  $  783   $  349   $ (283)
  Provision for income taxes............................     614      116      693      301      152
                                                          ------   ------   ------   ------   ------
  Income (loss) before income taxes.....................   1,376      112    1,476      650     (131)
  Interest and debt expense.............................   1,065    1,186    1,359    2,140    2,899
  Interest portion of rental expense....................      51       52       49       56       49
                                                          ------   ------   ------   ------   ------
Earnings before fixed charges(a)........................  $2,492   $1,350   $2,884   $2,846   $2,817
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Fixed charges:
  Interest expense......................................  $1,046   $1,167   $1,340   $2,030   $2,724
  Amortization of debt issuance costs...................      19       19       19      110      175
  Interest portion of rental expense....................      51       52       49       56       49
  Capitalized interest..................................      11        9        5       10       12
                                                          ------   ------   ------   ------   ------
    Total fixed charges.................................  $1,127   $1,247   $1,413   $2,206   $2,960
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Deficiency in the coverage of fixed charges by earnings
before fixed charges....................................  $ --     $ --     $ --     $ --     $ (143)
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------
Ratio of earnings to fixed charges......................     2.2      1.1      2.0      1.3     --
                                                          ------   ------   ------   ------   ------
                                                          ------   ------   ------   ------   ------

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(a) Includes non-cash amortization of trademarks and goodwill for each of the years in the five-year period ended December 31, 1994 of $629 million, $625 million, $616 million, $609 million and $608 million respectively.